UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AeroCentury Corp.
(Name of Registrant as Specified In Its Charter)

Lee G. Beaumont
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 29, 2015, Lee G. Beaumont issued the following press release:

ISS Recommends that AeroCentury Corp. Stockholders’ Vote For Lee Beaumont’s Election to the Board on Gold Proxy Card

Leading Proxy Advisory Firm Agrees That Change at the Board Level is Warranted

TIBURON, Calif., April 29, 2015— Lee G. Beaumont, one of the largest stockholders of AeroCentury Corp. (NYSE MKT: ACY) (“AeroCentury”) today commented on the recommendation from Institutional Shareholder Service (“ISS”), a leading independent proxy advisory service, that AeroCentury stockholders vote on the GOLD proxy card FOR Mr. Beaumont’s election to AeroCentury’s Board of Directors (“the Board”) at the upcoming Annual Meeting to be held on May 7, 2015. ISS also recommended that AeroCentury stockholders vote AGAINST the advisory proposal approving executive compensation.

ISS concluded that Mr. Beaumont has made a compelling case that change is warranted due to, among other things, AeroCentury’s record of poor company performance and the adoption of a non-shareholder approved poison pill. ISS noted that AeroCentury’s long-standing fixed fee arrangement with its management company (“JMC”) may not effectively link executives’ interests with company performance and inhibits more specific disclosure regarding compensation practices and decisions.

“I am very pleased that ISS’s independent analysis echoes what I have also concluded, that AeroCentury has underperformed the broader market and specifically the aerospace and aircraft leasing market for many years due to excessive management fees, and a restrictive poison pill shareholder structure that limits the unleashing of shareholder value. AeroCentury needs a new voice on the Board that has a committed desire to unlock true shareholder value,” said Mr. Beaumont.

Mr. Beaumont noted several important conclusions reached by ISS in its analysis, including:

•                  Over the five-year period from December 4, 2015, AeroCentury underperformed the peer group median by 109.9 percentage points, and the Russell 2000 (Small Cap) Index by 155.7 percentage points.

•                  AeroCentury has traded at a discount to book value over the past five years.

•                  Concern that the Board presided over a long period of discount to book value as well as poor total shareholder return.

•                  Mr. Beaumont’s experience with leasing aircraft engines appears relevant, and he has a strong understanding of AeroCentury and its business opportunities and challenges.

•                  The arrangement with JMC is fairly opaque and impedes shareholder’s ability fully assess pay-for-performance practices.

•                  JMC is incented to acquire assets regardless of whether they produce revenue.

•                  The termination fee associated with ending the agreement with JMC could deter unsolicited bids which will have the appearance of “unlocking” shareholder value.

As previously announced, Mr. Beaumont has filed a proxy statement and his GOLD proxy card with the Securities and Exchange Commission in order to solicit votes for his nomination to the Board. It is important that Mr. Beaumont promptly receive your vote.  If you have NOT already voted, please IMMEDIATELY call Mr. Beaumont’s proxy solicitor, D.F. King & Co., Inc. at (800) 859-8511 (Toll- Free) to insure that your vote will be received in time or to receive a GOLD proxy card.  Please discard any white proxy or voter instruction form received from AeroCentury.

Each and Every Vote is Important!

Shareholders with questions about how to vote their shares may contact:

D.F. KING & CO., INC.

(800) 859-8511 Toll-Free

REMEMBER:

We urge shareholders to simply discard any white proxy card they may receive from AeroCentury. Even if you have previously returned a white proxy card or vote instruction form distributed by AeroCentury, you have every right to change your vote and support Mr. Beaumont by voting the GOLD proxy card or calling D.F. King & Co., Inc. at the number above to vote. Only your latest dated, validly executed vote will count. The best way to reform AeroCentury is to vote using ONLY the GOLD proxy card.

Important Information

On April 13, 2015, Lee G. Beaumont filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission.  Mr. Beaumont is soliciting proxies for use at the 2015 annual meeting of stockholders of AeroCentury Corp., to be held on May 7, 2015.  He intends to use such proxies to vote in favor of his election to the board of directors, and for the election of the company’s nominee other than Thomas W. Orr.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, AS THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MR. BEAUMONT FROM THE STOCKHOLDERS OF AEROCENTURY CORP. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE MATERIALS AND OTHER MATERIALS FILED BY MR. BEAUMONT IN CONNECTION WITH HIS PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY MR. BEAUMONT WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MR. BEAUMONT’S PROXY SOLICITOR, D.F. KING & CO., INC., AT ITS TOLL-FREE NUMBER (800) 859-8511.